UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of

the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): March 29, 2010

Purple Communications, Inc.

(Exact name of Registrant as Specified in Its Charter)

Delaware	0-29359	22-3693371
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No)

595 Menlo Drive, Rocklin, CA 95765

(Address of principal executive offices)

(888) 600-4780

(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 4.02. Non-Reliance on Previously Issued Financial Statements or a Related Audit Report or Completed Interim Review

On March 29, 2010, the Board of Directors and management of Purple Communications, Inc. (the “Company”) concluded that the Company’s financial statements for the year ended December 31, 2008 (the “2008 Financial Statements”) and the Company’s quarterly financial statements for the three quarters ended March 31, 2009, June 30, 2009 and September 30, 2009 (the “2009 Interim Financial Statements”), should no longer be relied upon due to changes in the Company’s revenue recognition policies.

In addition, the Company’s prior related earnings, news releases and similar communications should no longer be relied on to the extent they related to the 2008 Financial Statements and/or 2009 Interim Financial Statements.

The Company evaluated and changed its revenue recognition policies applicable to the 2008 Financial Statements and 2009 Interim Financial Statements as a result of (1) the issuance by the Consumer and Governmental Affiars Bureau of the Federal Communications Commission (FCC) on February 25, 2010 of a Declaratory Ruling (DA 10-314, hereinafter referred to as the “Declaratory Ruling”) addressing the types of video relay service calls that are compensable by the Federal Interstate Telecommunications Relay Services Fund (the “TRS Fund”), (2) the receipt by the Company on February 19, 2010 and February 25, 2010 of notices of demand for payment (the “Demands for Payment”) from the FCC in the aggregate amount of $18,459,064 for erroneous receipt of funds from the National Exchange Carriers Association (“NECA”), which administers the TRS Fund, and (3) the Company and the FCC entering into a Standstill Agreement on March 8, 2010.

Among other things the Declaratory Ruling stated that the TRS Fund pays differently for VRS calls made by or to a VRS provider’s (deaf or hearing) employees and contractors and that such calls were not reimbursable from the TRS Fund, but instead such calls were to be considered a “business expense” of the Company. The FCC further stated that the Declaratory Ruling was retroactive in effect.

In addition to demanding immediate payment of $18,459,064, the Demands for Payment directed NECA to suspend further all payments to the Company from the TRS Fund. As a result of the Demands for Payment and suspension of payment to the Company from the TRS Fund, the Company expected that its current cash and cash equivalents would not be sufficient to continue operations of the Company, and the Company would likely be required to cease operations.

In order to avoid a cessation of the Company’s operations, and although the Company previously believed that its accounting of revenues included in its prior historical financial statements was proper based upon its reasonable interpretation of FCC rules and guidance, the Company, its lenders and the FCC entered into the Standstill Agreement, pursuant to which (1) the FCC caused NECA to pay to the Company $3.8 million for minutes submitted to NECA by the Company for the month of December, (2) the Company acknowledged and agreed not to challenge the FCC’s claim for $18,459,064, (3) the FCC and the Company agreed to negotiate in good faith to reach a final and binding settlement concerning the FCC’s claim for reimbursement and the matters that have been the subject of the FCC’s investigations during the 180-day period following the Standstill Agreement, or September 4, 2010, and (4) the FCC agreed not to withhold payment or cause NECA to withhold payments to offset the FCC’s claim for reimbursement.

In connection with the Company’s review of its revenue recognition policies, the Company is conducting an analysis of its historical financial data for the periods included in the 2008 Financial Statements and 2009 Interim Financial Statements and is currently evaluating the effect of applying its amended revenue recognition policies, which will result in a decrease in the Company’s revenues previously included in the 2008 Financial Statements and/or 2009 Interim Financial Statements.

The Company intends include its restated 2008 Financial Statements in its Annual Report on Form 10-K for the period ending December 31, 2009. To the extent the Company includes selected financial data for quarterly periods in its Form 10-K for the period ended December 31, 2009, the Company would also restate such quarterly periods in the Form 10-K. The Company will take reasonable efforts to file the Form 10-K as soon as practicable.

The Company’s Board of Directors and management discussed the matters mentioned herein with WithumSmith+Brown, PC, the Company’s independent registered public accounting firm.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

PURPLE COMMUNICATIONS, INC.

Date: April 2, 2010	By:	/s/ Michael J. Pendergast
Michael J. Pendergast
General Counsel & Corporate Secretary